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                              Exhibit 23(d)(1)(ii)
Amendment to Investment Advisory Agreement - Transamerica American Century Large
                                  Company Value

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                         TRANSAMERICA IDEX MUTUAL FUNDS
                   AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of January 1, 2008 to the Investment Advisory Agreement dated as of March 1, 2002, as amended (the "Agreement"), between Transamerica IDEX Mutual Funds and Transamerica Asset Management, Inc. (formerly, Transamerica Fund Advisors, Inc.) on behalf of TA IDEX American Century Large Company Value (the "Fund"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     COMPENSATION. Any reference to compensation of TA IDEX AMERICAN CENTURY LARGE COMPANY VALUE is now revised to reflect the following Advisory Fees, effective as of January 1, 2008:

          0.835% of the first $250 million of the Fund's average daily net assets; 0.80% over $250 million up to $500 million of the Fund's average daily net assets; 0.775% over $500 million up to $750 million of the Fund's average daily net assets; 0.725% over $750 million up to $1 billion of the Fund's average daily net assets; and 0.70% of the Fund's average daily net assets over $1 billion.

In all other respects, the Investment Advisory Agreement dated as of March 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2008.

                                        TRANSAMERICA ASSET MANAGEMENT, INC.
                                        (FORMERLY, TRANSAMERICA FUND ADVISORS,
                                        INC.)


                                        By: /s/ T. Gregory Reymann, II
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Senior Vice President and Chief
                                               Compliance Officer


                                        TRANSAMERICA IDEX MUTUAL FUNDS


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Vice President, General Counsel
                                               and Secretary